Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Ownership Percentage
Seneca Savings	Federal	100%
Seneca Savings Agency Services, Inc.*	New York	100%

*	Subsidiary of Seneca Savings